Exhibit 99.1

Alternus Clean Energy, Inc. Announces 1-for-200 Reverse Stock Split

New York, September 3 2025 – Alternus Clean Energy, Inc. (OTCQB: ALCE, ACLEW) (“the Company,” “Alternus” or “ALCE”), a transatlantic clean energy provider, today announced that it will effect a 1-for-200 reverse stock split of its common stock. The reverse stock split will become effective at 12:01 a.m. Eastern Time on Friday, September 5, 2025, and the Company’s common stock will commence trading on the OTCQB Market on a post-split basis at the opening of the market on September 5, 2025, pending confirmation by the Depository Trust Company and FINRA. The Company’s common stock will continue to trade on the OTCQB Market under the Company’s existing trading symbol, “ALCE,” and a new CUSIP number 02157G 309 has been assigned as a result of the reverse stock split.

The primary goal of the reverse stock split is to increase the per-share trading price of the Company’s common stock and help broaden its appeal to a wider base of institutional and long-term investors. The action was approved by the Company’s Board of Directors and the holders of a majority of the Company’s voting capital stock through written consent in lieu of meetings on March 21, 2025.

At the effective time of the reverse stock split, each two hundred (200) shares of the Company’s issued and outstanding common stock will be automatically converted into one (1) issued and outstanding share of common stock without any change in the par value of $0.0001 per share or the total number of authorized shares. The reverse stock split will reduce the Company’s number of shares outstanding common stock from approximately 138,056,533 shares to approximately 690,282 shares. No fractional shares of common stock will be issued in connection with the reverse stock split, and stockholders who would otherwise be entitled to receive a fractional share will receive a cash payment in lieu thereof.

Stockholders of record as of September 4, 2025, will be receiving information regarding their share ownership following the reverse stock split from the Company’s transfer agent, Equiniti Trust Company, LLC (formerly known as American Stock Transfer & Trust Company). Equiniti can be reached at (833) 656-0637. Additional information about the reverse stock split can be found in the Company’s definitive proxy statement on Schedule 14A, filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 14, 2025, and available free of charge at the SEC’s website sec.gov.

“This action represents an important step in strengthening our capital markets profile and better positioning the Company for growth,” Vincent Browne, Chief Executive Officer and Interim Chief Financial Officer of Alternus. ” By enhancing our stock’s trading dynamics, we aim to attract a broader shareholder base and continue to create long-term value for our investors.”

“We remain committed to advancing our clean energy generation businesses, such as our exciting partnership with Hover Energy delivering advanced and unique Wind Power Microgridstm to large corporate clients across both continents. The partnership expects to announce first clients in the UK shortly as well delivery of first projects in the US. We are also in advanced discussions with additional partnerships and investments in other high value segments that are accretive to the group both operationally and financially. We are confident that executing on these strategies is providing a strong foundation for sustained revenue and income growth and build shareholder value both in the near term and over time.”

About Alternus Clean Energy, Inc.:

Alternus Clean Energy, Inc. is a renewable energy company focused on utility-scale solar and storage projects, microgrids, and battery storage. We provide comprehensive clean energy solutions across Europe and America, aiming to lead the transition to a sustainable energy future through strategic investments. For more information, visit https://alternusce.com/.

Forward-Looking Statements:

Certain information contained in this release, including any information on the Company’s plans or future financial or operating performance and other statements that express the Company’s management’s expectations or estimates of future performance, constitute forward-looking statements. When used in this notice, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Such statements are based on a number of estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of the Company. The Company cautions that such forward-looking statements involve known and unknown risks and other factors that may cause the actual financial results, performance or achievements of the Company to differ materially from the Company’s estimated future results, performance or achievements expressed or implied by the forward-looking statements. These statements should not be relied upon as representing Alternus’ assessments of any date after the date of this release. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:  ir@alternusenergy.com

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: ALCE@crescendo-ir.com